SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 4, 2008

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	0-23386	22-3023093
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

700 Brooker Creek Blvd., Suite 1800

Oldsmar, Florida 34677

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (813) 749-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2008, Cryo-Cell International, Inc. (the “Corporation”), held a Special Meeting of Stockholders, at which the following six directors, as described in management’s proxy statement dated February 11, 2008 (the “Proxy Statement”), were elected by the Corporation’s stockholders: Mercedes Walton, Ki Yong Choi, Andrew J. Filipowski, Anthony P. Finch, Gaby W. Goubran, and John Mathews. Each director is to serve until the next Annual Meeting of Stockholders or until he or she resigns or is removed and his or her respective successor is elected and qualified.

Scott Christian’s current term as director expired on the date of the Special Meeting. After the Special Meeting, the Board of Directors expanded the Board to consist of seven directors. As described in the Proxy Statement, the Board appointed Scott Christian to the Board to fill the vacancy.

The biographical information of Mr. Christian is provided below:

Scott Christian, 53. Mr. Christian has served as a director of the Company since April 2003. Mr. Christian is the Chief Financial Officer of Spanlink Communications, Inc. Mr. Christian was the Vice President and General Manager of Black Box Voice Services from January 2005 until November 2006. He served as President and Chief Executive Officer of Norstan, Inc. from February 2004 until January 25, 2005, when Norstan was acquired by Black Box Corporation, and as a member of Norstan’s Board of Directors from March 2004 until January 25, 2005. Previously, he had been Executive Vice President and Chief Financial Officer of Norstan since January 2001. Prior to its acquisition, Norstan was one of the largest independent communications solutions and services companies serving enterprise customers in North America, with revenues exceeding $200 million. Mr. Christian served as Senior Vice President of Finance of Ceridian Corporation from April 1999 to October 2000. From April 1981 to February 1999, Mr. Christian was employed by Automatic Data Processing in a variety of capacities, including Chief Financial Officer for the Electronic Services Division from 1995 to 1999. Mr. Christian has 27 years of experience in financial management. Mr. Christian’s educational achievements include a Bachelor of Arts degree from the University of Dayton, and a Master’s degree from Pepperdine University.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 4, 2008, the Board of Directors of the Corporation adopted amendments to the Corporation’s Amended and Restated Bylaws. The main purpose of the amendments was to eliminate the requirement that the annual meeting be held within six months after the end of the fiscal year. The Corporation has held the annual meeting of stockholders in June every year since 1998, other than 2003, when it was held in August, and 2007, when it was held in July. In the definitive proxy statement for the 2007 annual meeting, dated June 8, 2007, the Corporation indicated that it would either formally amend the bylaws to remove this provision or hold the annual meeting before the end of May. On February 27, 2008, the Delaware Court of Chancery ordered the Corporation to hold its next annual meeting on July 15, 2008. Because complying with this order would cause the Corporation to violate this provision, the Corporation amended the bylaws to remove this annual meeting requirement. At the same time, the Board also made other non-material changes, including the possibility of issuing uncertificated stock and other changes to clarify the language, make it internally consistent and conform it to Delaware law. The following summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws (as amended through March 4, 2008) (the “Amended Bylaws”), filed as Exhibit 3.1 hereto, and incorporated herein by reference.

Annual Meetings. The Corporation’s bylaws previously required the Corporation to hold an annual meeting of the shareholders within six months after the close of the fiscal year of the Corporation,

at a date determined by the Board of Directors, if such date is not a legal holiday, and if it is a legal holiday, then on the next business day. The amendment to this provision eliminates the timing requirement for the annual meeting. This amendment permits the Corporation to hold its annual meetings in a manner consistent with its past practices.

Stock Certificates. The bylaws were amended so that the Corporation may issue uncertificated shares of stock. The shares of capital stock issued shall be represented by a certificate, unless and until the Board of Directors to adopts a resolution permitting shares to be uncertificated. Notwithstanding such a resolution, under the Amended Bylaws, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation, in the form specified in the Amended Bylaws, certifying the number of shares owned by such shareholder. The bylaws were also amended to account for the transfer of uncertificated shares.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 4, 2008, the Board of Directors adopted a policy regarding commercial transactions, filed as Exhibit 14.1, and incorporated herein by reference. The Board considers this policy to be a component of the Corporation’s code of ethics. Under the policy, the Corporation shall not enter into any commercial relationship or transaction with any related party (as defined in Item 404 of Regulations S-K under the federal securities laws), such as a director or officer of the Corporation, a stockholder owning greater than 5% of the Corporation’s issued and outstanding stock, or any person in which any related person has or will have a direct or indirect interest, with certain specific exceptions.

Item 9.01. Financial Statements and Exhibits.

(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws, as amended through March 4, 2008.

14.1	Board Policy Regarding Commercial Transactions, adopted by the Board of Directors on March 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYO-CELL INTERNATIONAL, INC.
(REGISTRANT)

Date: March 10, 2008	By:	/s/ Jill M. Taymans
JILL M. TAYMANS, Chief Financial Officer